As filed with the Securities and Exchange Commission on December 22, 2020

Registration No. 333-234292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 12 to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIACELL THERAPEUTICS CORP.

(Exact name of Registrant as specified in its charter)

British Columbia	2834	47-1099599
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Suite 300 – 235 15th Street

West Vancouver, BC V7T 2X1

Telephone: (604) 921-1810

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Paracorp Incorporated

2804 Gateway Oaks Drive #100,

Sacramento, CA 95833

Telephone: (888) 280-6563

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:

Gregory Sichenzia, Esq. Avital Perlman, Esq. Sichenzia Ross Ference LLP 1185 Avenue of Americas 37th Floor New York, NY 10036 Telephone: (212) 930-9700 Facsimile: (212) 930-9725	Aaron Sonshine Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130, Toronto, ON M5X 1A4 Telephone: (416) 777-6448 Facsimile: (416) 863-1716	Virgil Z. Hlus Clark Wilson LLP Suite 900-885 West Georgia Street Vancouver, BC,V6C 3H1 Telephone: (604) 687-5700 Facsimile: (604) 687-6314

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

BriaCell Therapeutics Corp. is filing this Amendment No. 12 (this “Amendment”) to its Registration Statement on Form F-1 (Registration Statement No. 333-234293) (the “Registration Statement”) to re-file Exhibits 5.1 and 5.2 Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II, Exhibit 5.1, Exhibit 5.2 and the signature page. The remainder of the Registration Statement is unchanged and therefore has not been included in this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors, Officers, Employees and Agents

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors and former directors (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Recent Sales of Unregistered Securities

In the prior three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

On September 9, 2019 the Company completed non brokered private placement of 40,300 common shares at a price of $21 per common share for gross proceeds of $846,300.

On October 15, 2019, the Company completed non brokered private placement of 27,069 common shares at a price of $21 per common share for gross proceeds of $568,444.

On March 25, 2019 and April 1, 2019, the Company completed a non-brokered private placement on of 99,117 shares of the Company at a price of $30 per share for aggregate gross proceeds of $2,973,524 (net proceeds: $2,845,784). Included in the Private Placement were $500,000 from Jamieson Bondarenko, an insider of the Company

On February 26, 2019, BriaCell announced a non-brokered private placement financing of 16,667 common shares of the Company to Mr. Bondarenko at a price of $30 per common share for gross proceeds of $500,000. Upon closing of the Offering, Mr. Bondarenko had a beneficial ownership of an aggregate of 76,902 common shares, representing approximately 13.7% of the Company’s issued and outstanding common shares.

On March 27, 2018, the Company completed a non-brokered private placement (the “Non-Brokered Unit Offering”) of 144,408 units of the Company (the “Units”) at a price of $30 per Unit for aggregate gross proceeds of $4,332,232. Under the Non-Brokered Unit Offering, each Unit consists of one common share (each, a “March Common Share”) and one common share purchase warrant (each, a “March Warrant”). The March Warrants are valid for 36 months following the closing of the Non-Brokered Unit Offering and each March Warrant is exercisable for one March Common Share at an exercise price of $42.

Concurrent with the Non-Brokered Unit Offering, the Company also completed a brokered private placement for the purchase of 5.0% unsecured convertible notes (each, a “March Note”) in the principal amount of US$885,000 (the “March Note Offering”). Under the terms of securities purchase agreements dated March 8, 2018 between the Company and the purchasers of March Notes, each March Note is convertible at the option of the holder into (i) common shares of BriaCell for so long as the March Note is outstanding, at a fixed conversion price of $30 per March Common Share, for a period of nine months from the date of issuance, which may be extended by the applicable holder for up to six additional months at the holder’s sole option, and (ii) for each March Common Share resulting from the conversion, one March Warrant. The March Warrants are valid for 36 months from their issuance date and each March Warrant is exercisable for one March Common Share at an exercise price of $42.

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In connection with the Non-Brokered Unit Offering and the Note Offering (together, the “March Offerings”), the Company paid commissions to certain participating dealers on a portion of funds raised. In respect of the March Note Offering, an aggregate cash commissions of $235,215 and an aggregate 8,711 broker warrants (the “Broker Warrants”) were paid. The compensation warrants issued in connection with the March Offerings are exercisable for one March Common Share at an exercise price of $42 for a period of 36 months from the issue date.

Officers and members of the Company’s board of directors, including BriaCell’s Chief Executive Officer, Chief Financial Officer and the board’s Chairman, participated in the NonBrokered Unit Offering.

During July 2018, certain noteholders converted $106,843 of the Notes into 3,561 shares and 3,561 warrants and during August 2018, an additional $117,437 of Notes were converted and as such, the Company issued 3,915 shares and 3,915 warrants. On September 17, 2018, the Company and the Noteholders agreement to extend the repayment date of the Convertible notes for an additional six month, to March 2019.

On March 9, 2017, the Company and the Company’s President and CEO, completed a non-brokered private placement financing of 18,707 units for aggregate gross proceeds to the Company in the amount of $1,346,900. Under the offering, each Unit consisted of one common share in the capital of the Company and one-half of one Common Share purchase warrant.

On August 2, 2017, the Company and the Company’s President and CEO completed a non-brokered private placement resulting in gross proceeds of $631,785. The non-brokered private placement involved the sale of 13,528 units at a price of $48.00 per unit. Each unit consisted of one common share in the capital of the Company.

On July 24, 2017, the Company entered into a definitive share exchange agreement between BriaCell Therapeutics Corp., or BTC, the Company’s US subsidiary, Sapientia Pharmaceuticals, or Sapientia, and all the shareholders of Sapientia. Pursuant to the terms of the share exchange agreement, BTC acquired from the Sapientia shareholders all of the issued and outstanding shares in the capital of Sapientia. As consideration, the Sapientia shareholders received an aggregate of 8,333 common shares in the capital of BriaCell on a pro-rata basis, which were issued on September 5, 2017. As part of the transaction, the Company acquired all rights, including composition of matter patents, and preclinical study data to a novel therapeutic technology platform, known as protein kinase C delta (PKCδ) inhibitors, which represents a unique, highly-targeted approach to treat cancer and to boost the immune system.

Exhibits and Financial Statement Schedules

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description

1.1*	Form of Underwriting Agreement

3.1*	Articles of BriaCell Therapeutics Corp, dated July 26, 2006

3.2*	Articles of BriaCell Therapeutics Corp, dated October 22, 2019

3.3*	Notice of Articles, dated November 25, 2014

3.4*	Notice of Articles, dated August 22, 2019

4.1*	Warrant Agent Agreement by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., and Form of Warrant for Registered Offering

4.2*	Form of Pre-Funded Warrant

4.3*	Form of Underwriter’s Warrant

4.4*	Unsecured Convertible Debenture, dated November 16, 2020

4.5*	Form of Warrant, issued November 16, 2020

4.6*	Form of Broker Warrant, issued November 16, 2020

5.1	Legal Opinion of Bennett Jones LLP

5.2	Legal Opinion of Sichenzia Ross Ference LLP

10.1*	Stock Option Plan, dated November 25, 2014

10.2*	Service Agreement with UC Davis, dated June 11, 2015

10.3*	Employment Agreement with Markus Lacher, dated July 3, 2015

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10.4*	Clinical Study Agreement with Cancer Insight, LLC, dated May 2, 2016

10.5*	Amendment #1 to Service Agreement with UC Davis, dated June 12, 2016

10.6*	Employment Agreement with Dr. William V. Williams, dated October 12, 2016

10.7*	Licensing Agreement between Faller & Williams Technology LLC and Sapientia Pharmaceuticals, Inc., dated March 16, 2017

10.8*	Master Services Agreement with KBI Biopharma, Inc., dated March 17, 2017

10.9*	Share Exchange Agreement, dated July 24, 2017

10.10*	Clinical Study Agreement with Cancer Insight, LLC, dated September 29, 2017

10.11*	Service Agreement with Colorado State University, dated October 16, 2017

10.12*	Accelerated Clinical Trial Agreement (St. Joseph Heritage Healthcare), dated January 26, 2018

10.13*	Accelerated Clinical Trial Agreement (Cancer Center of Kansas, P.A), dated April 23, 2018

10.14*	Amendment #2 to Service Agreement with UC Davis, dated August 27, 2018

10.15*	Amendment #1 to Accelerated Clinical Trial Agreement by and between Cancer Center of Kansas, P.A. and Cancer Insight, LLC, dated August 28, 2018

10.16*	Accelerated Clinical Trial Agreement (University of Miami), dated September 4, 2018

10.17*	Accelerated Clinical Trial Agreement (Providence Regional Medical Center Everett), dated September 27, 2018

10.18*	First Supplement to Clinical Study Agreement with Cancer Insight, LLC, dated October 18, 2018

10.19*	Amendment #1 to Services Agreement with Colorado State University, dated April 2, 2019

10.20*	Stem Cell Program Services Agreement with UC Davis, May 3, 2019

10.21*	Amendment #1 to Accelerated Clinical Trial Agreement (St. Joseph Heritage Healthcare), dated May 7, 2019

10.22*	HLA Typing Services Agreement with Histogenetics, dated October 3, 2019

10.23*	Procurement Agreement with Catalent Pharma Solutions, LLC, dated June 13, 2019

10.24*	Clinical Supply Services Agreement with Catalent Pharma Solutions, LLC, dated June 13, 2019

10.25*	Quality Agreement with Catalent Pharma Solutions, LLC, dated June 25, 2019

10.26*	Consulting Agreement with Gadi Levin, effective as of November 1, 2016

10.27*	Form of Subscription Agreement (Private Placement 2018)

10.28*	Form of Securities Purchase Agreement (February 2018)

10.29*	Form of Canadian Warrant Certificate (March 2018)

10.30*	Form of Common Stock Purchase Warrant (March 2018)

10.31*	Form of Finders Warrant Certificate (March 2018)

10.32*	Form of Note (March 2018)

10.33*	Form of U.S. Warrant Certificate (March 2018)

10.34*	Form of Subscription Agreement (February - March 2019)

10.35*	Form of Subscription Agreement (September 2019)

10.36*	Form of Subscription Agreement (October 2019)

10.37*	Loan Agreement, dated December 3, 2019

10.38*	Loan Agreement, dated January 27, 2020

10.39*	Extension of Loan Agreements, dated February 18, 2020

10.40*	Loan Agreement, dated February 20, 2020

10.41*	Master Services Agreement, dated February 27, 2020

10.42*	Extension of Loan Agreements, dated March 16, 2020

10.43*	Canada Emergency Business Account (CEBA) Credit Agreement

10.44*	Cooperative Research and Development Agreement, dated October 28, 2020

10.45*	Subscription Agreement, dated October 30, 2020

21.1*	List of Subsidiaries

23.1*	Consent of MNP, LLP

24.1*	Power of Attorney.

*	Previously filed.

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Undertakings

The undersigned Registrant hereby undertakes to:

(a) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

The undersigned Registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Vancouver, British Columbia on December 22, 2020.

BRIACELL THERAPEUTICS CORP.
(Registrant)

By:	/s/ William V. Williams
Dr. William V. Williams
Chief Executive Officer, President and Director
(Principal Executive Officer)

By:	/s/ Gadi Levin
Gadi Levin
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ William V. Williams	Chief Executive Officer,	December 22, 2020
Dr. William V. Williams	President and Director

/s/ Gadi Levin	Chief Financial Officer (Principal	December 22, 2020
Gadi Levin	Financial and Accounting Officer)

/s/ Jamieson Bondarenko	Chairman of the Board of Directors	December 22, 2020
Jamieson Bondarenko

/s/ Vaughn C. Embro-Pantalony	Director	December 22, 2020
Vaughn C. Embro-Pantalony

/s/ Rebecca Taub	Director	December 22, 2020
Rebecca Taub

/s/ Charles Wiseman	Director	December 22, 2020
Charles Wiseman

/s/ Martin Schmieg	Director	December 22, 2020
Martin Schmieg

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of BriaCell Therapeutics Corp., has signed this registration statement on December 22, 2020.

Authorized U.S. Representative

/s/ William V. Williams
Name:	Dr. William V. Williams
Title:	Chief Executive Officer

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